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                                                                 EXHIBIT 99.1




                                   CONTACT:  Dennis S. Pizzica
                                             Vice President - Treasurer
                                             215-841-2303
                                             dennis_pizzica@hunt-corp.com


       HUNT ANNOUNCES LETTER OF INTENT TO SELL GRAPHICS PRODUCTS BUSINESS



PHILADELPHIA, PENNSYLVANIA, September 18, 2001 - Hunt Corporation (NYSE: HUN) has signed a letter of intent to sell the majority of its Graphics Products business and related assets to Neschen AG, a German manufacturer of self adhesive products for a purchase price expected to approximate $33 million. Hunt is retaining its Consumer Products business as well as its retail board and framing business. The business that will be sold represents about 30% of Hunt's total revenue. The sale, which is expected to be completed during Hunt's fourth fiscal 2001 quarter, is subject to the execution of definitive agreements by the parties, the approval of the two companies' governing boards, and to any necessary regulatory approvals. Commenting on the proposed transaction, Donald
L. Thompson, Hunt's Chairman and CEO stated, "The proposed disposition of the Graphics Products business will allow the Company to focus on its profitable Consumer Products business, substantially reduce its cost base, and expand the range of strategic options open to the Company to enhance shareholder value."

The Company expects to record a loss ranging from $30 million to $33 million during its third fiscal 2001 quarter with respect to this transaction. Additionally, the Company is in the process of finalizing a plan designed to reduce its cost structure. The Company expects to record a pre-tax charge of $3 million to $4 million in its fiscal 2001 fourth quarter in connection with the implementation of this plan.

As a result of this transaction the Company would be required to modify its debt arrangements with its banks and note holders. The Company has reached an agreement with its note holders to modify its senior debt notes. Under this agreement the Company will use $25 million of the proceeds from the transaction to reduce the $50 million debt currently outstanding. In addition, the Company is in the process of modifying its credit agreement with its banks. The Company believes that such modifications will be consummated prior to the closing of the sale transaction.

Hunt Corporation is an internationally recognized manufacturer and marketer of products for consumer and commercial graphics applications. Hunt's Consumer Products business provides innovative office products and presentation and display solutions for business, education and consumer markets under the X-ACTO(R), BOSTON(R) and BIENFANG(R) brands. Hunt's Graphics Products business sells SEAL(R) branded equipment, laminates and adhesives, foam board for finishing large format images to commercial markets, such as professional framing, commercial photography, presentation, and sign and display applications. Hunt Corporation has operations in the United States, Canada, the United Kingdom, Netherlands and Hong Kong.
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Forward-Looking Statements

Certain portions of this news release not relating to historical financial information constitute forward-looking statements. Such forward-looking statements, including those related to future financial and business performance, represent management's assessment based upon information currently available, but are subject to risks and uncertainties which could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to consummate the sale of the Graphics Products business on the terms indicated, and to successfully complete the implementation, and realize the anticipated benefits, of its restructuring plans on a timely basis, the effects of and changes in worldwide general economic conditions, including the severity of any economic slowdown, price and availability of raw materials, foreign exchange rates, technological and other changes affecting the manufacture of and demand for the Company's products, competitive and other pressures in the marketplace, and other risks and uncertainties set forth in the Company's 2000 Form 10-K and as may be set forth in subsequent press releases and/or Forms 10-Q, 8-K and other filings with the Securities and Exchange Commission.

















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